Financial Media and	Robbin Moore
Investor Contact:	Director, Investor Relations
Krispy Kreme Doughnuts, Inc.
336-726-8857

Media Contact:	Amy Hughes
Communications Director
Krispy Kreme Doughnuts, Inc.
336-726-8815

KREMEKO INC.’S FINANCES TO BE RESTRUCTURED

WINSTON-SALEM, N.C., April 15, 2005 -- Krispy Kreme Doughnuts, Inc. (NYSE:KKD) announced that an application was filed today with the Ontario Superior Court of Justice for a restructuring of KremeKo, Inc., in which Krispy Kreme Doughnut Corporation has a 40.6% interest, under the Companies’ Creditors Arrangement Act. In connection with this application, Krispy Kreme Doughnut Corporation, the franchisor, has agreed to provide debtor-in-possession financing to provide funds for KremeKo’s operations during the restructuring process. The Court also approved the appointment of a Chief Restructuring Officer to work closely with the Company and to manage KremeKo’s operations during the course of the restructuring.

“This is a difficult but necessary process for KremeKo, and we believe it is in the best interest of the Krispy Kreme brand in Canada in the long term,” said Steve Cooper, Chief Executive Officer of Krispy Kreme Doughnuts, Inc. “We believe that this process allows us to continue to serve customers in KremeKo’s markets while simultaneously restructuring our operations in Eastern and Central Canada on a sound basis so that we can continue to grow.”

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company’s signature Hot Original Glazed. Krispy Kreme currently operates approximately 400 stores in 45 U.S.

states, Australia, Canada, Mexico, the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

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Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney’s Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative actions, the pending ERISA class action, the pending Special Committee investigation, our auditors’ ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures, its dependence on franchisees to execute its store expansion strategy, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme’s periodic reports and proxy statements filed with the Securities and Exchange Commission.